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                                                                 EXHIBIT (12)(B)
                            FIRST UNION CORPORATION
                          COMPUTATIONS OF CONSOLIDATED
                      RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
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                                                                                  YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                            1993         1992         1991         1990         1989
EXCLUDING INTEREST ON DEPOSITS:
Pretax income from continuing operations....................   $1,220,781      581,203      419,801      327,360      441,663
Fixed charges, excluding preferred stock dividends
  and capitalized interest..................................      530,024      473,158      705,944      990,476      890,543
(A.) Earnings...............................................   $1,750,805    1,054,361    1,125,745    1,317,836    1,332,206
Interest, excluding interest on deposits....................   $  467,181      405,297      652,393      949,046      865,413
One-third of rents..........................................       50,561       51,570       46,505       33,040       24,787
Preferred stock dividends...................................       37,182       48,270       41,615       42,258        1,723
Capitalized interest........................................          285          381        2,326        3,144        2,507
(B.) Fixed charges..........................................   $  555,209      505,518      742,839    1,027,488      894,430
Consolidated ratios of earnings to fixed charges, excluding
  interest on deposits (A./B.)..............................         3.15X        2.09         1.52         1.28         1.49
INCLUDING INTEREST ON DEPOSITS:
Pretax income from continuing operations....................   $1,220,781      581,203      419,801      327,360      441,663
Fixed charges, excluding preferred stock dividends
  and capitalized interest..................................    1,853,282    2,088,829    2,796,546    3,135,764    2,728,753
(C.) Earnings...............................................   $3,074,063    2,670,032    3,216,347    3,463,124    3,170,416
Interest, including interest on deposits....................   $1,790,439    2,020,968    2,742,996    3,094,334    2,703,623
One-third of rents..........................................       50,561       51,570       46,505       33,040       24,787
Preferred stock dividends...................................       37,182       48,270       41,615       42,258        1,723
Capitalized interest........................................          285          381        2,326        3,144        2,507
(D.) Fixed charges..........................................   $1,878,467    2,121,189    2,833,442    3,172,776    2,732,640
Consolidated ratios of earnings to fixed charges, including
  interest on deposits (C./D.)..............................         1.64X        1.26         1.14         1.09         1.16
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